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                                 EXHIBIT 99.2

              Press Release dated August 29, 1996, Announcing the
           Appointment of Dr. Bruce as Vice President of Engineering
                                of ADTRAN, Inc.
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                      [LETTERHEAD OF ADTRAN APPEARS HERE]


For Immediate Release, August 29, 1996
Contracts:  Stacy Thomas, 205-971-8488
            Carol Nobles, 205-971-8211

              ADTRAN ANNOUNCES NEW VICE PRESIDENT OF ENGINEERING

Huntsville, AL - Lonnie S. McMillian, co-founder and senior vice president of ADTRAN, Inc. (NASDAQ: ADTN), announced today the appointment of Dr. Melvin Bruce as vice president of engineering.

Bruce was most recently the vice president of research and design for TCI, a designer of telephone related electronic systems. His extensive background in the telecommunications industry includes more than 30 years of product design and development. Previous endeavors include the formation of his own digital consulting firm, Digital Analytics, and serving as engineering manager with SCI Systems in Huntsville, AL.

Bruce received a bachelor's of science in electrical engineering from Clemson University, and a master's of science and a doctorate in electrical engineering, both from the University of Virginia.

Lonnie S. McMillian, ADTRAN's vice president of engineering and a director of the company since its inception in 1986, will continue at ADTRAN in an active role in strategic planning and product development as senior vice president.

ADTRAN, Inc. designs, develops, and markets a broad range of high speed digital transmission products utilized by TELCO's, corporate end users, and OEMs to implement digital service over existing telephone networks.

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